EXHIBIT 99.1

FOR RELEASE: IMMEDIATE

David A. Wittwer appointed to TDS board of directors

Donald C. Nebergall to become director emeritus

CHICAGO – August 21, 2014 – Telephone and Data Systems (NYSE: TDS) announced that David A. Wittwer has been appointed to its board of directors, effective August 21, 2014. Wittwer will fill the directorship previously held by Donald C. Nebergall, who will become a director emeritus of TDS, also effective August 21, 2014.

“Donald Nebergall has served the TDS board with great distinction for many years, and has made an immeasurable, positive impact on the growth and success of the TDS companies,” said Walter Carlson, director and non-executive chairman of the TDS board. “As a member of TDS’ Audit Committee for more than two decades, Don brought a sound and reasoned perspective that contributed substantially to the committee’s decisions and analysis. The board is deeply appreciative of Don’s dedication and wise counsel during his entire tenure, and we look forward to his continued contributions as director emeritus.”

Wittwer is president and CEO of TDS Telecommunications Corporation (TDS Telecom), a wholly owned subsidiary of TDS. He has led TDS Telecom since 2007, with responsibility for TDS Telecom’s wireline operations, and for TDS’ cable and hosted and managed services operations. Wittwer joined TDS’ corporate division in 1983 as an internal auditor, and moved to TDS Telecom in 1988 as an accounting manager. Since then, he has held successive leadership positions with TDS Telecom, including controller, CFO, and COO, with responsibility for a wide range of critical areas, including finance, sales and marketing, regulatory affairs, and engineering and network operations.

“Dave Wittwer brings a tremendous wealth of industry, company, and operational experience to the TDS Board of Directors,” said LeRoy T. Carlson, Jr., TDS president and CEO. “With more than 30 years of experience in the telecommunications industry, in significant leadership positions, Dave will provide valuable insight into the competitive and regulatory environments and other external considerations, complemented by his extensive knowledge of TDS’ strategies and culture.”

Wittwer has been a member of the board of the Greater Madison Chamber of Commerce since 2007 and is currently board chair. He is a certified public accountant and holds a BBA in accounting from the University of Wisconsin-Whitewater, and an MS in management and human resources from the University of Wisconsin-Madison.

About TDS®

Telephone and Data Systems, Inc. (TDS), a Fortune® 1000 company, provides wireless; cable and wireline broadband, TV and voice; and hosted and managed services to approximately 5.8 million customers nationwide through its business units, U.S. Cellular, TDS Telecom, OneNeck IT Solutions and Baja Broadband. Founded in 1969 and headquartered in Chicago, TDS employed 10,100 people as of June 30, 2014.

Visit www.teldta.com  for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information and more.

Media Contacts

Heather Murphy, Corporate Communications Manager

312-592-5327

heather.murphy@teldta.com

Julie D. Mathews, Investor Relations Manager

312-592-5341

julie.mathews@teldta.com

Source: Telephone and Data Systems

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